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                                                                    EXHIBIT 99.1



                             1991 STOCK OPTION PLAN

                                       OF

                                INTELLICORP, INC.



        1. PURPOSES OF THE PLAN

           The purposes of the 1991 Stock Option Plan (the "Plan") of Intellicorp, Inc., a Delaware corporation (the "Company"), are to:

           (a) Encourage selected employees, directors and consultants to improve operations and increase profits of the Company;

           (b) Encourage selected employees, directors and consultants to accept or continue employment or association with the Company or any Affiliate (as defined below); and

           (c) Increase the interest of selected employees, directors and consultants in the Company's welfare through participation in the growth in value of the common stock of the Company (the "Common Stock").

           Options granted under this Plan ("Options") may be "incentive stock options" ("ISOs") intended to satisfy the requirements of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), or "nonqualified options" ("NQOs").

        2. ELIGIBLE PERSONS

           Every person who at the date of grant of an option is an employee of the Company or of any Affiliate of the Company is eligible to receive NQOs or ISOs under this Plan. Every person who at the date of grant is a director of or consultant to the Company or to any Affiliate of the Company is eligible to receive NQOs under this Plan. The term "Affiliate" as used in the Plan means a parent or subsidiary corporation as defined in the applicable provisions (currently Sections 425(e) and (f), respectively) of the Code. The term "employee" includes an officer or director who is an employee, of the Company. The term "consultant" includes persons employed by, or otherwise affiliated with, a consultant.

        3. STOCK SUBJECT TO THIS PLAN

           Subject to the provisions of Section 6.1.1 of the Plan, the maximum aggregate number of shares of stock which may be issued on exercise of options granted




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pursuant to this Plan is 3,004,778 shares of Common Stock, as set forth on the last page of this Plan. The shares covered by the portion of any grant under the Plan which expires unexercised shall become available again for grants under the Plan.

        4. ADMINISTRATION

           (a) This Plan shall be administered by the Board of Directors of the Company (the "Board"), or by a committee (the "Committee") of at least two (2) Board members to which administration of the Plan is delegated (in either case, the "Administrator"), in accordance with the provisions of Rule 16b-3 promulgated by the Securities and Exchange Commission ("Rule 16b-3"), or by any successor rule thereto.

           (b) Subject to the other provisions of this Plan, the Administrator shall have the authority, in its discretion: (i) to grant Options; (ii) to determine the fair market value of the Common Stock subject to Options; (iii) to determine the exercise price of Options granted; (iv) to determine the persons to whom, and the time or times at which, Options shall be granted, and the number of shares subject to each Option; (v) to interpret this Plan; (vi) to prescribe, amend and rescind rules and regulations relating to this Plan; (vii) to determine the terms and provisions of each Option granted (which need not be identical), including, but not limited to, the time or times at which Options shall be exercisable; (viii) with the consent of the optionee, to modify or amend any Option; (ix) to defer (with the consent of the optionee) the exercise date of any Option or to defer (with the consent of the optionee) or to accelerate the expiration of any right of repurchase which the Company may have with respect to shares issued or issuable upon exercise of any Option; (x) to authorize any person to execute on behalf of the Company any instrument evidencing the grant of an Option; and (xi) to make all other determinations deemed necessary or advisable for the administration of this Plan. The Administrator (A) may delegate to one or more officers of this corporation the authority to grant Options in an amount not to exceed 10,000 shares of Common Stock to persons other than "executive officers" as defined in the Securities Exchange Act and the rules and regulations thereunder and to determine the fair market value of Common Stock subject to such Options, to determine the exercise price of such Options granted (which need not be identical), including, but not limited to, the time or times at which such Options shall be exercisable, and to determine the terms and provisions of each such Option granted and (B) may delegate nondiscretionary administrative duties to such employees of the Company as it deems proper.

           (c) All questions of interpretation, implementation and application of this Plan shall be determined by the Administrator. Such determination shall be final and binding on all persons.






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        5. GRANTING OF OPTIONS; OPTION AGREEMENT

           (a) No Options shall be granted under this Plan after ten (10) years from the date of adoption of this Plan by the Board.

           (b) Each Option shall be evidenced by a written stock option agreement, in form satisfactory to the Company, executed by the Company and the person to whom such Option is granted; provided, however, that the failure by the Company, the optionee or both to execute such an agreement shall not invalidate the granting of an Option.

           (c) The agreement shall specify whether each Option it evidences is a NQO or an ISO. However, notwithstanding such designations, if the aggregate fair market value of the shares under Options designated as ISOs would become exercisable for the first time by any optionee at a rate in excess of $100,000 in any calendar year (under all plans of the Company), then unless otherwise provided in the stock option agreement or by the Administrator, the exercisability of ISOs (or portions thereof) having the highest per share exercise price shall be delayed until the earliest time at which their exercisability would not cause the $100,000 limitation to be exceeded. For purposes of this Section 5(c), Options shall be taken into account in the order in which they were granted, and the fair market value of the shares shall be determined as of the time the Option with respect to such shares is granted.

           (d) The Administrator may approve the grant of Options under this Plan to persons who are expected to become employees, directors or consultants of the Company, but are not employees, directors or consultant at the date of approval. In such cases, the Option shall be deemed granted, without further approval, on the date the grantee assumes the employment or consulting relationship forming the basis for such grant, and, in addition, satisfies all requirements of this Plan for Options granted on that date.

        6. TERMS AND CONDITIONS OF OPTIONS

           Each Option granted under this Plan shall be designated as an NQO or an ISO. Each Option shall be subject to the terms and conditions set forth in
Section 6.1. NQOs shall also be subject to the terms and conditions set forth in
Section 6.2, but not those set forth in Section 6.3. ISOs shall also be subject to the terms and conditions set forth in Section 6.3, but not those set forth in
Section 6.2.






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           6.1 Terms and Conditions to Which All Options Are Subject. All
Options granted under this Plan shall be subject to the following terms and conditions:

               6.1.1. Changes in Capital Structure. Subject to Section 6.1.2, if the Common Stock of the Company is changed by reason of a stock split, reverse stock split, stock dividend or re capitalization, or converted into or exchanged for other securities as a result of a merger, consolidation or reorganization, appropriate adjustments shall be made in: (a) the number and class of shares of Common Stock subject to this Plan and each Option outstanding under this Plan; and (b) the exercise price of each outstanding Option; provided, however, that the Company shall not be required to issue fractional shares as a result of any such adjustments. Each such adjustment shall be subject to approval by the Administrator in its sole discretion.

               6.1.2. Corporate Transactions. In connection with an acquisition of the Company affected by a merger, consolidation, sale of all or substantially all of the Company's assets, acquisition of shares, or any like occurrence in which the Company is involved, the repurchase rights of the Company with respect to the shares issued or issuable upon exercise of outstanding Options shall expire with respect to twice the number of shares otherwise indicated pursuant to the terms of the Option (up to a maximum of 100%); provided that if Options have been held less than one year the length of time between the date of grant and the date determined by the Administrator in accordance with the next sentence shall be doubled to determine the number of shares as to which repurchase rights shall expire. The Administrator shall have the authority, in its sole discretion to: (i) determine the time prior to consummation of such acquisition when such increased expiration of repurchase rights shall become effective; and (ii) grant more favorable terms regarding expiration of repurchase rights in connection with the occurrence of any such acquisition.

               6.1.3. Time of Option Exercise. Except as necessary to satisfy the requirements of Section 422 of the Code and subject to Section 5, Options granted under this Plan shall be exercisable: (a) immediately as of the effective date of the stock option agreement granting the Option; or (b) at such other times as are specified in the written stock option agreement relating to such Option; provided, however, that if the optionee is a director or officer, as those terms are used in Section 16 of the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), such Option may not be exercisable, in whole or in part, at any time prior to the six (6) month anniversary of the date of Option grant. No Option shall be exercisable, however, until a written stock option agreement in form satisfactory to the Company is executed by the Company and the optionee.

               6.1.4. Option Grant Date. Except in the case of advance approvals described in Section 5(d), the date of grant of an Option under this Plan shall be the date as of which the Administrator approves the grant.






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               6.1.5. Nonassignability of Option Rights. No Option granted under this Plan shall be assignable or otherwise transferable by the optionee except by will or by the laws of descent and distribution or pursuant to a qualified domestic relations order as defined by the Code. During the life of the optionee, an Option shall be exercisable only by the optionee.

               6.1.6. Payment. Except as provided below, payment in full, in cash, shall be made for all stock purchased at the time written notice of exercise of an Option is given to the Company, and proceeds of any payment shall constitute general funds of the Company. At the time an Option is granted or exercised, the Administrator, in the exercise of its absolute discretion, may authorize any one or more of the following additional methods of payment: (a) acceptance of the optionee's full recourse promissory note for all or part of the Option price, less the par value per share, which must be paid in cash, payable on such terms and bearing such interest rate as determined by the Administrator (but in no event less than the minimum interest rate specified under the Code at which no additional interest on debt instruments of such type would be imputed), which promissory note may be either secured or unsecured in such manner as the Administrator shall approve (including, without limitation, by a security interest in the shares of the Company). In making its determination to accept a promissory note from an employee of the Company, the Board shall consider if acceptance of such consideration may be reasonably expected to benefit the Company; (b) delivery by the optionee of Common Stock already owned by the optionee for all or part of the Option price, provided the value (determined as set forth in Section 6.1.11) of such Common Stock is equal on the date of exercise to the Option price, or such portion thereof as the optionee is authorized to pay by delivery of such stock; provided, however, that if an optionee has exercised any portion of any option granted by the Company by delivery of Common Stock, the optionee may not, within six (6) months following such exercise, exercise any Option granted under this Plan by delivery of Common Stock; and (c) any other consideration and method of payment to the extent permitted under Sections 152 and 153 of the Delaware General Corporation Law.


















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               6.1.7. Termination of Employment. Unless determined otherwise by the Administrator in its absolute discretion, to the extent not already expired or exercised, an Option shall terminate at the earlier of: (a) the Expiration Date (as defined in Section 6.1.11); or (b) three (3) months after termination of employment with the Company or any Affiliate (with respect to employees) or three (3) months after the last day served as a consultant to the Company or any Affiliate (with respect to consultants); provided, that an Option shall be exercisable after the date of termination of employment or service as a consultant only to the extent exercisable on the date of termination; and provided further, that if termination of employment or service as a consultant is due to the optionee's death or "disability" (as determined in accordance with Section 22(e)(3) of the Code), the optionee, or the optionee's personal representative (or any other person who acquires the Option from the optionee by will or the applicable laws of descent and distribution), may at any time within twelve (12) months after the termination of employment or service as a consultant (or such lesser period as is specified in the option agreement but in no event after the Expiration Date of the Option), exercise the rights to the extent they were exercisable on the date of the termination. A transfer of an optionee from the Company to an Affiliate or vice versa, or from one Affiliate to another, or a leave of absence due to sickness, military service or other cause duly approved by the Company, shall not be deemed a termination of employment or the consulting relationship for purposes of this Plan.

               6.1.8. Repurchase of Stock. Unless otherwise provided for by the Administrator in the option agreement, the Common Stock to be delivered pursuant to the exercise of any Option granted to an employee or consultant under this Plan may be subject to a right of repurchase in favor of the Company, with respect to any employee or consultant whose employment or consulting relationship with the Company is terminated, at the Option exercise price per share, and such shares shall be held by the Company in escrow to facilitate the Company's repurchase right. Unless otherwise provided for by the Administrator in the option agreement, the Company's repurchase right shall expire as to 25% of the total amount of the shares subject to the Option on the first anniversary date of the Option grant and shall expire as to an additional 6.25% of such shares on a quarterly basis thereafter. For purposes of the immediately preceding provision, the percentages set forth therein are applicable to full-time employees and the percentage applicable to part-time employees shall be adjusted proportionately to the percentage of full-time employment that such employee is working during the relevant period. Determination of the number of shares subject to such right of repurchase shall be made as of the date the employee's employment by or consultant's consulting relationship with, the Company terminates, not as of the date that any Option granted to such employee or consultant is thereafter exercised.






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               6.1.9. Withholding and Employment Taxes. At the time of exercise of an Option (or at such later time(s) as the Company may prescribe), the optionee shall remit to the Company in cash all applicable federal and state withholding and employment taxes. If authorized by the Administrator in its sole discretion, an optionee subject to Section 16(b) of the Exchange Act shall be permitted to elect, by means of a form of election to be prescribed by the Administrator, to have shares of Common Stock which are acquired upon exercise of the Option withheld by the Company or to tender to the Company other shares of Common Stock or other securities of the Company owned by the optionee on the date of determination of the amount of tax to be withheld as a result of the exercise of such Option (the "Tax Date") to pay the amount of tax that is required by law to be withheld by the Company as a result of the exercise of such Option, provided that such election satisfies the following requirements:
(a) such election shall be irrevocable; (b) such election shall be subject to the disapproval of the Administrator at any time; (c) such election may not be made within six (6) months of the grant date of the Option the exercise of which resulted in the tax withholding obligation (the "Related Option"), except that this limitation shall not apply in the event of death or disability of the optionee occurring prior to the expiration of the six (6) month period; and (d) such election must be made either: (x) at least six (6) months prior to the Tax Date; or (y) prior to or coincident with the date of exercise of the Related Option and within any ten (10) business day period beginning on the third business day following the date of release by the Company for publication of quarterly or annual summary statements of sales or earnings of the Company. Any securities so withheld or tendered shall be valued by the Company as of the Tax Date.

               6.1.10. Other Provisions. Each Option granted under this Plan may contain such other terms, provisions and conditions not inconsistent with this Plan as may be determined by the Administrator, and each ISO granted under this Plan shall include such provisions and conditions as are necessary to qualify the Option as an "incentive stock option" within the meaning of Section 422 of the Code.

               6.1.11. Option Term. No ISO shall be exercisable more than ten
(10) years after the date of grant, or such lesser period of time as is set forth in the option agreement, and each NQO granted hereunder shall expire ten
(10) years and two (2) days after the date of grant (the end of the exercise period stated in the option agreement is referred to in this Plan as the "Expiration Date"). Notwithstanding the foregoing, no ISO granted to a Ten Percent Stockholder (as defined in Section 6.3.1) shall be exercisable more than five (5) years after the date of grant.

               6.1.12. Limitation on Option Grants. The Company may not grant options under the Plan for more than 500,000 shares to any one participant in any fiscal year.






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           6.2. Terms and Conditions to Which Only NQOs Are Subject. The
exercise price of a NQO shall be determined by the Administrator and may be less than the fair market value of the Common Stock subject to the Option on the date of grant.

           6.3. Terms and Conditions to Which Only ISOs Are Subject. Options granted under this Plan which are designated as ISOs shall be subject to the following terms and conditions:

                6.3.1. Exercise Price. The exercise price of an ISO shall be determined in accordance with the applicable provisions of the Code and shall in no event be less than the fair market value of the Common Stock subject to the Option on the date of grant, except that the exercise price of an ISO granted to any person who owns, directly or by attribution, shares possessing more than 10% of the total combined voting power of all classes of stock of the Company or of any Affiliate (a "Ten Percent Stockholder") shall in no event be less than 110% of such fair market value.

                6.3.2. Disqualifying Dispositions. If stock acquired upon exercise of an ISO is disposed of in a "disqualifying disposition" within the meaning of Section 422 of the Code, the holder of the stock immediately before the disposition shall notify the Company in writing of the date and terms of the disposition and comply with any other requirements imposed by the Company in order to enable the Company to secure any related income tax deduction to which it is entitled.

        7. MANNER OF EXERCISE

           (a) An optionee wishing to exercise an Option shall give written notice to the Company at its principal executive office, to the attention of the officer of the Company designated by the Administrator, accompanied by payment of the exercise price as provided in Section 6.1.6 and, if required, by payment of any federal or state withholding or employment taxes required to be withheld by virtue of exercise of the Option. The date the Company receives written notice of an exercise hereunder accompanied by payment of the exercise price and any required federal or state withholding or employment taxes will be considered as the date such Option was exercised. There is no limit on the number of times Options may be exercised in any calendar year, unless the President of the Company or the Board prescribes such a limit.

           (b) Promptly after the date an Option is exercised, the Company shall, without stock issue or transfer taxes to the optionee or other person entitled to exercise the Option, deliver to the optionee or such other person a certificate or certificates for the requisite number of shares of Common Stock. An optionee or transferee of an optionee shall not have any privileges as a stockholder with respect to any Common Stock covered by the Option until the date of issuance of a stock certificate.






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        8. EMPLOYMENT OR CONSULTING RELATIONSHIP

           Nothing in this Plan or any Option granted thereunder shall interfere with or limit in any way the right of the Company or of any of its Affiliates to terminate any optionee's employment or consulting at any time, nor confer upon any optionee any right to continue in the employ of, or consult with, the Company or any of its Affiliates.

        9. FINANCIAL INFORMATION

           The Company shall provide to each optionee during the period such optionee holds an outstanding Option a copy of the financial statements of the Company as prepared either by the Company or independent certified public accountants of the Company. Such financial statements shall be delivered as soon as practicable following the end of the Company's fiscal year during the period Options are outstanding.

        10. LEGAL REQUIREMENTS

            The Company shall not be obligated to offer or sell any shares upon exercise of any Option unless the shares are at that time effectively registered or exempt from registration under the federal securities laws and the offer and sale of the shares are otherwise in compliance with all applicable securities laws and the regulations of any stock exchange on which the Company's securities may then be listed. The Company shall have no obligation to register the shares of Common Stock covered by this Plan under the federal securities laws or take any other steps as may be necessary to enable the shares of Common Stock covered by this Plan to be offered and sold under federal or other securities laws. Upon exercising all or any portion of an Option, an optionee may be required to furnish representations or undertaking deemed appropriate by the Company to enable the offer and sale of the shares or subsequent transfers of any interest in the shares to comply with applicable securities laws. Certificates evidencing shares acquired upon exercise of Options shall bear any legend required by, or useful for purposes of compliance with, applicable securities laws, this Plan or the option agreements.

        11. AMENDMENTS TO PLAN

            The Board may amend this Plan at any time. Without the consent of an optionee, no amendment may adversely affect outstanding Options except to conform this Plan and ISOs granted under this Plan to federal or other tax laws relating to incentive stock options. No amendment shall require stockholder approval unless:

            (a) stockholder approval is required to preserve incentive stock option treatment for federal income tax purposes;






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            (b) stockholder approval is required to meet the exemptions provided by Rule 16b-3, or any successor rule thereto; or

            (c) the Board otherwise concludes that stockholder approval is advisable.

        12. STOCKHOLDER APPROVAL; TERM

            This Plan shall become effective upon adoption by the Board of Directors; provided, however, that no Option shall be exercisable unless and until written consent of holders of a majority of the outstanding shares of capital stock of the Company, or approval by holders of a majority of shares of capital stock of the Company present, or represented, and entitled to vote at a validly called stockholders' meeting (or such greater number as may be required by law or applicable governmental regulations or orders) is obtained within twelve (12) months after adoption by the Board. This Plan shall terminate ten
(10) years after adoption by the Board unless terminated earlier by the Board. The Board may terminate this Plan at any time without stockholder approval. No Options shall be granted after termination of this Plan, but termination shall not affect rights and obligations under then outstanding Options.

Plan adopted by the Board of Directors on December 19, 1991.

Plan approved by Stockholders on February 3, 1992.

Amendment to the Plan increasing the number of shares covered to 1,304,778 adopted by the Board of Directors on May 3, 1993 and approved by the Stockholders on November 30, 1993.

Further amendments (not requiring Stockholder approval) approved by the Board of Directors on January 31, 1994 and February 16, 1994.

Amendment to the Plan increasing the number of shares covered to 2,004,778 adopted by the Board of Directors on September 13, 1994 and approved by the stockholders on November 29, 1994.

Amendment to the Plan increasing the number of shares covered to 3,004,778 adopted by the Board of Directors on October 15, 1996 and approved by the stockholders on December 6, 1996.

Amendment to the Plan increasing the number of shares covered to 4,504,778 adopted by the Board of Directors and subsequently approved by the stockholders on December 8, 1998.

Total number of shares covered by the Plan:  4,504,778.







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